STOCK PURCHASE AGREEMENT

BY AND BETWEEN
1.     NETSOL INTERNATIONAL, INC.
2.     MR. FLORIAN ZGUNEA
3.     MR. LEONARD METSCH
4.     PEGASUS BETEILIGUNGEN AG (ONLY AS TO SECTION 2.2 c; 2.5 c (ii), 6.16 AND
       ARTICLE IV)
5.     SUPERNET AKTIENGESELLSCHAFT (ONLY AS TO ARTICLE III AND SECTION 6.12)

--------------------------------------------------------------------------------

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                                TABLE OF CONTENTS



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                                                                                                               PAGE
ARTICLE I DEFINITIONS.............................................................................................1

         1.1      DEFINED TERMS...................................................................................1
         1.2      CONSTRUCTION OF CERTAIN TERMS AND PHRASES.......................................................7

ARTICLE II PURCHASE AND SALE OF STOCK.............................................................................8

         2.1      SALE OF COMPANY STOCK BY THE STOCKHOLDERS.......................................................8
         2.2      PURCHASE OF COMPANY STOCK BY NETSOL.............................................................8
         2.3      PURCHASE PRICE ALLOCATION.......................................................................9
         2.4      PRIVATE PLACEMENT...............................................................................9
         2.5      CLOSING........................................................................................10

ARTICLE III REPRESENTATION AND WARRANTIES OF STOCKHOLDERS........................................................12

         3.1      ORGANIZATION OF THE COMPANY....................................................................12
         3.2      CAPITAL STOCK OF THE COMPANY...................................................................13
         3.3      OWNERSHIP OF SHARES............................................................................13
         3.4      AUTHORITY OF THE STOCKHOLDERS..................................................................13
         3.5      AUTHORITY OF THE COMPANY.......................................................................14
         3.6      NO AFFILIATES..................................................................................14
         3.7      NO CONFLICTS...................................................................................14
         3.8      CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS................................................15
         3.9      BOOKS AND RECORDS..............................................................................15
         3.10     FINANCIAL STATEMENTS...........................................................................15
         3.11     ABSENCE OF CHANGES.............................................................................15
         3.12     NO UNDISCLOSED LIABILITIES.....................................................................16
         3.13     TANGIBLE PERSONAL PROPERTY.....................................................................16
         3.14     REAL PROPERTY..................................................................................16
         3.15     INTELLECTUAL PROPERTY RIGHTS...................................................................17
         3.16     PROPRIETARY INFORMATION OF THIRD PARTIES.......................................................17
         3.17     LITIGATION.....................................................................................18
         3.18     COMPLIANCE WITH LAW............................................................................18
         3.19     CONTRACTS......................................................................................19
         3.20     ENVIRONMENTAL MATTERS..........................................................................20
         3.21     INVENTORY......................................................................................20
         3.22     ACCOUNTS RECEIVABLE............................................................................20
         3.23     EQUIPMENT......................................................................................21
         3.24     INSURANCE......................................................................................21

         3.25     TAX MATTERS....................................................................................21
         3.26     LABOR AND EMPLOYMENT RELATIONS.................................................................22
         3.27     CUSTOMERS......................................................................................23
         3.28     NECESSARY PROPERTY.............................................................................23
         3.29     BANK ACCOUNTS..................................................................................23
         3.30     THIRD PARTY CONSENTS...........................................................................24
         3.31     BROKERS........................................................................................24
         3.32     YEAR 2000 COMPLIANCE...........................................................................24
         3.33     MATERIAL MISSTATEMENTS AND OMISSIONS...........................................................24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NETSOL..............................................................25

         4.1      ORGANIZATION OF NETSOL.........................................................................25
         4.2.     AUTHORITY OF NETSOL............................................................................25
         4.3      NETSOL'S COMMON STOCK..........................................................................26
         4.4      NETSOL'S SEC FILINGS...........................................................................26
         4.5      NETSOL ER. INC.................................................................................26
         4.6      NETSOL'S RESPONSE TO STOCKHOLDER'S DUE DILIGENCE REQUEST.......................................27

ARTICLE V ACTIONS BY THE PARTIES AFTER THE CLOSING...............................................................27

         5.1      SURVIVAL OF REPRESENTATIONS; WARRANTIES, ETC...................................................27
         5.2      INDEMNIFICATION................................................................................27
         5.3      FURTHER ASSURANCES.............................................................................32
         5.4      LOCK UP........................................................................................32
         5.5      RESTRICTIONS ON TRANSFERABILITY OF NETSOL SECURITIES...........................................33

ARTICLE VI MISCELLANEOUS.........................................................................................34

         6.1      INVESTMENT REPRESENTATIONS.....................................................................34
         6.2      NOTICES........................................................................................35
         6.3      ENTIRE AGREEMENT...............................................................................37
         6.4      WAIVER.........................................................................................37
         6.5      AMENDMENT......................................................................................37
         6.6      NO ASSIGNMENT; BINDING EFFECT..................................................................37
         6.7      HEADINGS.......................................................................................37
         6.8      SEVERABILITY...................................................................................37
         6.9      GOVERNING LAW..................................................................................38
         6.10     ARBITRATION AND VENUE..........................................................................38
         6.11     CONSENT TO JURISDICTION AND FORUM SELECTION....................................................38
         6.12     EXPENSE........................................................................................39
         6.13     CONSTRUCTION...................................................................................39
         6.14     COUNTERPARTS...................................................................................39
         6.15     REPRESENTATION.................................................................................39
         6.16     PRESS RELEASES.................................................................................40

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                                      -ii-

                             SCHEDULES AND EXHIBITS


SCHEDULES

Schedule A        -        Stockholders Sale and/or Transfer Schedule
Schedule 2.2      -        Allocation of Purchase Price Shares

Disclosure Schedule of Stockholders
Disclosure Schedule of NetSol

EXHIBITS

Exhibit 2.2 (a)            Indemnity Escrow Agreement
Exhibit 2.2 (c)            Pegasus Warrant
Exhibit 2.5 (b) (ii)       Company CEO Certificate
Exhibit 2.5 (b) (iii)      Legal Opinion of CMS Hasche Sigle Eschenlohr Peltzer
Exhibit 2.5 (b) (iv)       Estoppel Certificate
Exhibit 2.5 (c) (iii)      NetSol Officer's Certificate
Exhibit 2.5 (c) (iv)       NetSol Secretary Certificate
Exhibit 2.5 (c) (viii)     List of certain documents
Exhibit 3.24               Insurance List
Exhibit 4.6                Due Diligence Questionnaire

                            STOCK PURCHASE AGREEMENT


                  This Stock Purchase Agreement ("Agreement") is made and entered into as of May 2, 2000 by and among NetSol International, Inc., a Nevada corporation ("Buyer" or "NetSol"), and Mr. Florian Zgunea and Mr. Leonard Metsch ("Stockholders") and Pegasus Beteiligungen AG (Pegasus Beteiligungen is a party to the Stock Purchase Agreement only as to sections 2.2.c, 2.5.c (ii), 6.16 and
Article IV) and SuperNet AG (SuperNet AG is a party to the Stock Purchase Agreement only as to Article III and Section 6.12)


                                    RECITALS

                  WHEREAS, the Stockholders own or have the power and authority to transfer or assign the shares held by each shareholder of SuperNet AG ("Company") as identified on Schedule 2.2. consisting of all outstanding common stock of the Company totalling 119,900 shares of common stock (the "Company Stock"); and

                  WHEREAS, the Stockholders desire to sell the Company Stock to NetSol, and NetSol desires to purchase the Company Stock from the Stockholders, on the terms and conditions and for the consideration set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  1.1 DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

                  "ACTIONS OR PROCEEDINGS" means any action, suit, proceeding, arbitration, Order (as defined below), investigation, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

                  "AFFILIATE" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

                  "AGREEMENT" has the meaning set forth in the first paragraph of this agreement;"

                  "AGGREGATE THRESHOLD AMOUNT" has the meaning set forth in
SECTION 5.2(g)(i);

                  "ASSETS AND PROPERTIES" and "ASSETS OR PROPERTIES" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

                  "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

                  "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

                  "BUYER" OR "NETSOL" has the meaning set forth in the first paragraph of this Agreement.

                  "CLOSING" has the meaning set forth in SECTION 2.5 (a).

                  "CLOSING DATE"  has the meaning set forth in Section 2.5 (a).

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" has the meaning set forth in the second paragraph of this Agreement.

                  "COMPANY INTELLECTUAL PROPERTY" means any registered Intellectual Property relating to the Company and its business that is owned or exclusively licensed to the Company, including without limitation, the name and logo "SuperNet" and any variations thereof.

                  "COMPANY STOCK" has the meaning set forth in the first recital of this Agreement.

                  "DAMAGES" has the meaning as set forth IN SECTION 5.2 (a).

                  "DISCLOSURE SCHEDULE" means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in ARTICLE III hereof and certain other information called for by this Agreement.

                  "ENCUMBRANCES" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

                  "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 3.20.

                  "ESTOPPEL CERTIFICATE" has the meaning set forth in SECTION
2.5. b) (iv).

                  "FINANCIAL STATEMENTS" means the audited balance sheet of the Company and the related audited statement of income and retained earnings for the period ended on December 31, 1999, together with the notes thereto and the related report of HAARMANN, HEMMELRATH & PARTNER GmbH, the Company's independent certified public accountants.

                  "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by a Person with the SEC.

                  "GAAP" means generally accepted United States accounting principles, applied in a manner consistent with the past practices of the Company.

                  "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

                  "INDEMNITY ESCROW ACCOUNT" has the meaning set forth in
SECTION 2.2(a).

                  "INDEMNITY ESCROW AGREEMENT" has the meaning set forth in
SECTION 2.2(a).

                  "INDEMNITY ESCROW AMOUNT OF NETSOL" has the meaning set forth in SECTION 2.2(a).

                  "INDEMNITY ESCROW AMOUNT OF STOCKHOLDERS" has the meaning set forth in SECTION 2.2(a).

                  "INDIVIDUAL THRESHOLD AMOUNT" has the meaning set forth in
SECTION 5.2(g)(i).

                  "INTELLECTUAL PROPERTY" under the laws of the United States means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) mask works and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned research and distribution methodologies and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefore; (x) all databases and data collections and all rights therein; and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  Intellectual property under German law means all registered trademarks and trade names registered with the German Patent Office.

                  "INTERIM FINANCIAL STATEMENTS" means the unaudited balance sheet and the related unaudited statement of income and retained earnings for the Company each case for the four (4) months period ended April 30, 2000.

                  "KNOWLEDGE OF THE STOCKHOLDERS" or "KNOWN TO THE STOCKHOLDERS" means the actual knowledge of each Stockholder or any officer or director of the Company, in each case after comprehensive investigation.

                  "LIABILITIES" means any liability (whether known, asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes (as defined below).

                  "LOCK-UP PERIOD" has the meaning set forth in SECTION 2.2 (b) AND 5.4.

                  "MATERIAL ADVERSE EFFECT" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

                  "NETSOL COMMON STOCK" means the shares of NetSol International Inc.'s common stock, $0.001 par value.

                  "NETSOL GROUP" has the meaning set forth in SECTION 5.2(a).

                  "NETSOL'S SEC FILINGS" has the meaning set forth in SECTION
4.4.

                  "NETSOL SECURITIES" has the meaning set forth in SECTION 2.4.

                  "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "ORDINARY COURSE OF BUSINESS" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

                  "PERMIT" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "PERMITTED ENCUMBRANCE" means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

                  "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "PRE-CLOSING PERIOD" has the meaning set forth in SECTION 5.2(e)(ii).

                  "PURCHASE PRICE SHARES" has the meaning set forth in SECTION 2.2.

                  "REAL PROPERTY" has the meaning set forth in SECTION 2.2.

                  "RECIPIENTS"  has the meaning set forth in SECTION 2.2

                  "SEC" means the United States Securities and Exchange Commission, or any successor entity.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "STOCKHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

                  "TAX" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any Liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

                  "TAX RETURN" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

                  "WARRANT" has the meaning as set forth in Section 2.2(c)

                  "YEAR 2000 COMPLIANCE" has the meaning as set forth in Section 3.32.

                  1.2 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire

Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.


                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

                  2.1 SALE OF COMPANY STOCK BY THE STOCKHOLDERS. Subject to the terms and conditions of this Agreement, the Stockholders agree to sell and/or transfer to NetSol all of the shares of the Company Stock at the Closing. Mr. Leonard Metsch hereby sells and transfers his number of shares of Company Stock as set forth on SCHEDULE A as effectuated upon Closing. Mr. Florian Zgunea hereby sells and/or transfers that number of shares of Company Stock as set forth on SCHEDULE A as effectuated upon Closing.

                  2.2 PURCHASE OF COMPANY STOCK BY NETSOL. Subject to the terms and conditions of this Agreement, NetSol agrees to acquire the Company Stock from the Stockholders and to pay, or cause to be paid, to the Stockholders in exchange 425,600 (four hundred twenty-five thousand and six hundred) shares of restricted Rule 144 NetSol Common Stock plus 50,000 (fifty thousand) restricted Rule 144 common shares of NetSol eR, Inc. ("NetSol eR") for the Company Stock (the "Purchase Price Shares"), allocated among the Stockholders and Aurel Zgunea, Marlene Madian/Zgunea, Oliver Zgunea, Brigitte Radek, Bringfriede Metsch, Heiner Diechierow, Robert Loch, Gerhard A. Koning, Alexander Menche, Pegasus Beteiligungen AG, East European Broker AG, K/L/M Equity AG, K/L/M Equity Beteiligungen GmbH, Prof. Klaus Steiner, Dr. Michael Pesch, ("Recipients") as set forth on SCHEDULE 2.2 attached hereto and payable in the following manner:

                           (a) At the CLOSING, all Stockholders and Recipients
shall be issued NetSol and NetSol eR Common Stock pursuant to Schedule 2.2. Messrs. Florian Zgunea and Leonard Metsch shall allocate a total of 40,000 (forty thousand) of their NetSol Shares (the "Indemnity Escrow Amount of Stockholders") to the escrow account (the "Indemnity Escrow Account"). NetSol shall allocate a total of another 40,000 (forty thousand) of their own NetSol Shares (the "Indemnity Escrow Amount of NetSol") to the Indemnity Escrow Account. The Indemnity Escrow Amount of Stockholders and the Indemnity Escrow Amount of NetSol allocated to the Indemnity Escrow Account have to be released after 18 (eighteen) months. Such Indemnity Escrow Account shall have an escrow agent acceptable to NetSol and the Stockholders pursuant to terms established under an escrow agreement (the "Indemnity Escrow Agreement") substantially in the form of EXHIBIT 2.2.(a) attached hereto and subject to the terms of this Agreement.

                           (b) Messrs. Zgunea and Metsch shall have all of their
shares locked in addition to the Rule 144 restriction. Such locked shares shall be released at the rate of 25% per calendar quarter from termination date of the Rule 144 period;

                           (c) Pegasus Beteiligungen AG ("Pegasus") shall
receive 50,000 (fifty thousand) warrants, exercisable within sixty (60) days or less from the Closing date, to purchase 50,000 (fifty thousand) Rule 144 restricted shares of common stock of NetSol eR, a subsidiary of NetSol, equivalent to five percent (5%) of the issued and outstanding shares of common stock of NetSol eR with exercise price of US $ 20.00 (twenty US-dollars) per warrant (the "Warrant")in the form of Exhibit 2.2. c). Each of these warrants is for one share of Rule 144 restricted common stock of NetSol eR;and

                           (d) As soon as possible after the Closing NetSol eR
will contribute $1,000,000 in cash to SuperNet.

                  2.3 PURCHASE PRICE ALLOCATION. The parties agree that NetSol shall determine the allocation of the Purchase Price for the Company Stock for its Tax purposes.

                  2.4 PRIVATE PLACEMENT. The issuance of NetSol Common Stock issuable as stock consideration (the "NetSol Securities") will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or
Section 4(2) of the Securities Act, and applicable state securities laws. Each Seller hereby agrees to take all actions and execute all subscription and other documents to qualify issuance of the NetSol Securities for such exemptions.

                  2.5     CLOSING.

                           (a) TIME AND PLACE. The consummation of the purchase
and sale of the Company Stock under this Agreement (the "Closing") shall take place at the offices of SuperNet AG, located at Martin-Behaim-Strasse 4, 63263 Neu-Isenburg, Germany or at the offices of NetSol at 12:00 p.m. on June 6, 2000, or at such time and in such manner as the parties mutually agree (the "Closing Date").

                           (b) CLOSING DELIVERIES BY THE STOCKHOLDERS. At the
Closing the Stockholders shall have delivered or caused to be delivered to
NetSol:

                                    (i) the executed original share transfer
certificates representing all of the issued and outstanding shares of Company Stock owned by the Stockholders and the Recipients and, if necessary, written spousal consents by each spouse of the Stockholders and the Recipients.

                                    (ii) a certificate of the CEO of the Company
substantially in the form of EXHIBIT 2.5.b(ii) attached hereto, certifying as of the Closing Date a true and complete copy of the excerpt from the Commercial Register of the Company as filed,

                                    (iii) a legal opinion of CMS Hasche Sigle
Eschenlohr Peltzer, counsel to the Company, substantially in the form of EXHIBIT 2.5.(b)(iii) attached hereto, dated as of the Closing Date;

                                    (iv) an Estoppel Certificate by the landlord
                  or landlords, as the case may be, of the Real Property, substantially in the form of Exhibit 2.5.(b)(iv) attached hereto, duly executed by such landlord(s);

                                    (v) Company has to the satisfaction of
                           NetSol provided evidence by submission of the Financial Statements and bank statements that the Company's net equity based on the Company's net equity shown in the Financial Statements (Section 266(3)A. German Commercial Code) plus the proceeds from the increase of the stated share capital according to the subscription agreement dated March 22, 2000 amounts to DM 1,300,000; and

                                    (vi) such other material documents as NetSol may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.


                           (c) CLOSING DELIVERIES BY NETSOL. At the Closing,
NetSol shall have delivered or caused to be delivered to the Stockholders:

                                    (i) stock certificates issued to each of the
Stockholders and Recipients evidencing the number of shares of NetSol and NetSol eR issued and allocated pursuant to SCHEDULE 2.2 to the Stockholders and Recipients as stock consideration;

                                    (ii) Certificate representing 50,000
warrants for 5% of common stock of NetSol Reissued to Pegasus

                                    (iii) a certificate of officer of NetSol
substantially in the form of EXHIBIT 2.5.(c)(iii) attached hereto, duly executed by NetSol;

                                    (iv) a certificate of the Secretary of
NetSol substantially in the form of EXHIBIT 2.5.(c)(iv) attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of NetSol certified as of a recent date by the Secretary of State of Nevada, (B) a true and complete copy of the resolutions of the board of directors of NetSol authorizing the execution, delivery and performance of this Agreement by NetSol and the consummation of the transactions contemplated hereby and (C) incumbency matters;

                                    (v) a certificate of each appropriate
Secretary of State certifying the good standing of NetSol in its state of incorporation and all states in which it is qualified to do business;

                                    (vi) Fairness Opinion as presented by Moores
& Cabot;

                                    (vii) Delivery of evidence satisfactory to
Stockholders, including, presentation of closing documents, providing assurances that the NetSol Connect ISP transaction has been consummated and the Company Stock has been contributed to NetSol eR without dilution of the 5 % NetSol eR consideration under Section 2.2; and

                                    (viii) Copies of all documents with
customers listed on EXHIBIT 2.5. (c) (viii). The Stockholders shall have the opportunity to review each of these contracts and determine whether the terms of such contracts are reasonable as determined under same or similar business transaction.



                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

                                 AND THE COMPANY

Messrs. Florian Zgunea and Leonard Metsch as Stockholders jointly and severally represent and warrant to NetSol as of the Closing, except as set forth on the Disclosure Schedule furnished to NetSol specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder as follows. The Company declares that the statements contained in this Article III are true and correct. However, in no event shall the Company be liable to the Buyer out of or related to a wrong statement in this Article III. The declarations of the Company in this Article III shall only be given to provide further comfort to the Buyer without giving rise to financial obligations of the Company.


                  3.1 .ORGANIZATION OF THE COMPANY.

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the country of Germany. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and holds all Permits and authorizations necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Company's business. The Company has delivered to NetSol correct and complete copies of its charter documents and organizational documents, each as amended to date.

                  3.2 CAPITAL STOCK OF THE COMPANY.

The capital stock (Grundkapital) of the Company consists of 119,900 shares of regular stock, with no par value. There are no treasury shares. No shares of the Company's capital stock have been issued since the end of the period covered by the Interim Financial Statements. The Company Stock is duly authorized, validly issued, fully paid and non-assessable. Except for this Agreement, there are no outstanding subscriptions, options, warrants, calls, commitments or other rights of any kind for the purchase or acquisition of, nor any securities convertible or exchangeable for, any capital stock of the Company, except for the convertible bond of Mr. Florian Zgunea of 5 % pursuant to Section 221 German Stock Corporation Act (Aktiengesetz). Mr. Florian Zgunea guarantees that he has not exercised and will not exercise his right of the convertible bond of the company without the prior written consent of NetSol.

                  3.3 OWNERSHIP OF SHARES. Each Stockholder owns beneficially and of record that number of shares of Company Stock listed opposite such Stockholder's name on SCHEDULE 2.2, free and clear of all Encumbrances, and has good and valid title to such shares. The delivery of the share transfer certificate(s) representing the Company Stock owned by such Stockholder in the manner provided in SECTION 2.5(b)(i) will transfer to the NetSol good and valid title thereto free and clear of all Encumbrances.

                  3.4 AUTHORITY OF THE STOCKHOLDERS. Each Stockholder has the right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his, her or its obligations hereunder, without obtaining the approval or consent of any other Person. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                  3.5 AUTHORITY OF THE COMPANY. The Company has all necessary power and authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                  3.6 NO AFFILIATES. The Company does not have any Affiliates and is not a partner in any partnership or a party to a joint venture.

                  3.7 NO CONFLICTS. The execution and delivery by the Stockholders and the Company of this Agreement does not, and the performance by the Stockholders and the Company of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                           (a) conflict with or result in a violation or breach
of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of the Company;

                           (b) conflict with or result in a violation or breach
of any term or provision of any law, Order, Permit, statute, rule or regulation applicable to any Stockholder or the Company or any of the businesses, Assets or Properties of any Stockholder or the Company;

                           (c) result in a breach of, or default under (or give
rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company, any of its Assets and Properties or the Company Stock may be bound, except for such breaches or defaults as set forth on the Disclosure Schedule as to which requisite waivers or consents will have been obtained by the Closing Date; or

                           (d) result in an imposition or creation of any
Encumbrance on the business or Assets or Properties of the Company or the Company Stock.

                  3.8 CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS. Except as set forth on the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of any Stockholder or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  3.9 BOOKS AND RECORDS. The corporate records of the Company consisting of all registered documents relating to the Company as made available to NetSol and its advisors contain a true and complete record, in all material respects. The stock transfer ledgers and other similar records of the Company accurately reflect all issuances and record transfers in the capital stock of the Company.

                  3.10 FINANCIAL STATEMENTS. The Financial Statements (i) previously delivered to NetSol are true, correct and complete, (ii) are in accordance with the Books and Records of the Company, (iii) have been prepared in conformity with US GAAP, and (iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; PROVIDED that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

                  3.11 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the end of the period covered by the Interim Financial Statements, there has not been any material adverse change, such as an event or development which, individually or together with other such events ("Material Adverse Change"), could reasonably be expected to result in a Material Adverse Effect on the Company and since the end of the period covered by the Interim Financial Statements, none of the Company and the Stockholders have taken any action which if taken after the date of this Agreement, without NetSol's consent, would violate SECTION 3.30 hereof.

                  3.12 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Disclosure Schedule or in the Financial Statements, to the Knowledge of the Stockholders there are no Liabilities, nor any basis for any claim against the Company for any such Liabilities, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred after the end of the period covered by the Interim Financial Statements in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

                  3.13 TANGIBLE PERSONAL PROPERTY. To the Knowledge of the Stockholders, the Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties used in or reasonably necessary for the conduct of the Company's business, including all tangible personal property reflected on the Financial Statements and on the Interim Financial Statements and any tangible personal property acquired since that date other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other assets and properties that are not leased are listed in a schedule to be delivered by the Stockholders and the Company at the Closing Date and are free and clear of all Encumbrances, other than Permitted Encumbrances.

                  3.14 REAL PROPERTY. The Company has no real property but leases its current premises. Each lease with respect to the real property is a legal, valid and binding agreement of the Company subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in the Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) there under. The Company does not owe any brokerage commissions with respect to any such Real Property.

                  3.15     INTELLECTUAL PROPERTY RIGHTS.

                           (a) The Disclosure Schedule list contains a true,
complete and correct list and summary of all of the Company Intellectual Property. The Company has delivered to NetSol complete and accurate copies of each agreement, registration and other documents relating to the Company Intellectual Property set forth on the Disclosure Schedule.

                           (b) For the items listed in the Disclosure Schedule,
the Company owns or possesses adequate and enforceable licenses, patents, trademarks, service marks, brand names and trade names, all applications for any of the foregoing, all other trade secrets, designs, plans, specifications and other rights of every kind necessary to use the Company Intellectual Property. Entry into this Agreement and consummation of the transactions contemplated hereby will not impair the Company's ownership or use of the Company Intellectual Property. Except as set forth in the Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any item of Company Intellectual Property pursuant to any contractual arrangements entered into by the Company. The Company has not granted any license, sublicense or other similar agreement relating in whole or in part to any Company Intellectual Property. The Company has not received any notice that its or any third party's use of any item of Company Intellectual Property is interfering with, infringing upon or otherwise violating the rights of the Company or any third party in or to such Company Intellectual Property, and no proceedings have been instituted against or notices received by the Company alleging that use or proposed use of any item of the Company Intellectual Property by the Company or any third party infringes upon or otherwise violates any rights of the Company or a third party in or to such Company Intellectual Property.

                  3.16 PROPRIETARY INFORMATION OF THIRD PARTIES.To the Knowledge of the Stockholders, no third party has made formal claims or has received threats of a claim that any person employed by or affiliated with the Company (such as consultants, board of director members) in connection with and during the Company's ownership and operation of its business has (i) violated any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. No third party has requested information in writing from the Company which informs the Company that such a claim is contemplated. To the Knowledge of the Stockholders, no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Stockholders have no reason to believe there will be any such employment or violation.

                  3.17 LITIGATION. Except as set forth on the Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Stockholders and the Company, threatened or anticipated against, relating to or affecting (i) the Company, its Assets and Properties or the Company's business, (ii) any Stockholder and his, her or its business and properties, or
(iii) the transactions contemplated by this Agreement, and there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

                  3.18 COMPLIANCE WITH LAW. To the Knowledge of the Stockholders, the Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company. No Stockholder has received any written notice to the effect that, or otherwise has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Company.

                  3.19     CONTRACTS.

                           (a) The Disclosure Schedule contains a true and
complete list of each of the following written or oral contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                                    (i) all contracts for the employment of any
         officer, employee or other person or entity on a full time, part time, consulting or other basis;

                                    (ii) all loan agreements, indentures,
         debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

                                    (iii) all leases or agreements under which
         the Company is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

                                    (iv) all commitments, contracts, sales
         contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration in excess of $50,000 per year by the Company; and

                                    (v) all other contracts and agreements in
         excess of $50,000 that (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by the Company and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to the Company.

                           (b) Each contract, agreement or other arrangement
disclosed in the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and the Company has performed all of its required obligations under, and is not in violation or breach of or default under, any such contract, agreement or arrangement. To the Knowledge of the Stockholders and the Company, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement. None of the present or former employees, officers, directors or shareholders of the Company is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Company's as now operated.

                  3.20     ENVIRONMENTAL MATTERS.

To the Knowledge of the Stockholders, the Company is in all material respect in compliance with all applicable German environmental laws and, there are no circumstances which may materially prevent or interfere with such compliance in the future. To the Knowledge of the Stockholders, there are no permits, registrations and other governmental authorizations currently held by the Company pursuant to environmental laws (collectively, "Environmental Permits") and such Environmental Permits are not necessary for the conduct of its business as currently conducted.

                  3.21 INVENTORY. Except as set forth in the Disclosure Schedule and the inventory of the Company is in good and merchantable condition, and suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which intended. There is no material adverse condition affecting the supply of materials available to the Company. Except as set forth in the Disclosure Schedule, all inventories used in or relating to the conduct of the Company's business are owned by the Company free and clear of any Encumbrances. To the Knowledge of the Stockholders and the Company, no supplier of the Company is in violation of any federal, state, local or foreign law, ordinance, regulation or Order, which violation has a Material Adverse Effect on such supplier's ability to produce or supply the Company with any product necessary for the operations of the Company's business.

                  3.22 ACCOUNTS RECEIVABLE. Except as set forth in the Disclosure Schedule and to the Knowledge of the Stockholders, the accounts receivable and all other receivables as shown on the Financial Statements and on the Interim Financial Statements (subject to reserves for non-collectibility as reflected therein) are bona fide receivables and represent terms and amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business of the Company without counter claim or setoff.



                  3.23     EQUIPMENT.

Except as set forth in the Disclosure Schedule, all equipments with a book value of $10,000 used by the Company in the conduct of its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its business as presently conducted.





                  3.24 INSURANCE. Set forth on Exhibit 3.24is a complete and accurate list of policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company's directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles; per occurrence and annual aggregate limits of liability. All policies set forth on Exhibit 3.24are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all such policies and related documentation listed in Exhibit 3.24 have previously been made available to NetSol.

                  3.25     TAX MATTERS.

                           (a) The Company has or will have filed with the
appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to it on or before the Closing Date, such Tax Returns are or will be true, correct and complete in all material respects. To the Stockholder Knowledge, the Company has paid in full or has made provision in the Financial Statements and the Interim Financial Statements for all taxes which are due or claimed to be due from it by any taxing authority. To the Knowledge of the Stockholders the reserves for Taxes reflected in the Financial Statements and in the Interim Financial Statements are sufficient for payment in full of all unpaid Taxes (whether or not currently known or disputed) through the date thereof. Except as set forth in the Disclosure Schedule, there are no liens for Taxes upon the Assets and Properties of the Company except for statutory liens for current Taxes not yet due.

                           (b) For the fiscal year 1999, the Company has not
requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, or, except as set forth in the Disclosure Schedule, waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes. Except as set forth in the Disclosure Schedule, the Company has not received any notice of deficiency or assessment from any federal, state, local or foreign taxing authorities with respect to liabilities for Taxes which have not been fully paid or finally settled, and any such deficiency or assessment shown on the Disclosure Schedule is being contested in good faith through appropriate proceedings.

                           (c) To the Knowledge of Stockholders, the Company has
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.



                  3.26 LABOR AND EMPLOYMENT RELATIONS. To the Knowledge of the Stockholders, no officer, executive or group of ten (10) or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees. To Stockholder's knowledge, the Company has in all material respects complied with all applicable German Employment Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other taxes. There are no pending or, to the Knowledge of the Stockholders, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company.

No union representation elections relating to the Company's employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and to the knowledge of Stockholders there is no investigation of the Company's employment policies or practices by any Governmental or Regulatory Authority pending or threatened. To the Knowledge of the Stockholders, the Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. To the Knowledge of the Stockholders, the Company has never experienced any work stoppages and to the Knowledge of the Stockholders and the Company, no work stoppage has been threatened or is planned.



                  3.27 CUSTOMERS. The Company has previously provided to NetSol a true and correct list of the Company's customers with contractual agreements in excess of one year or more, during the 1998 and 1999 fiscal years. Except as set forth in the Disclosure Schedule, since December 31,1999, no single customer or group of affiliated customers contributing more than Fifty Thousand Dollars ($50,000) per annum to the gross revenues of the Business has stopped doing business with the Company, and to the Knowledge of the Stockholders and the Company, no such customer has an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal years 1998, 1999 or 2000 with the Company.

                  3.28 NECESSARY PROPERTY. All of the Real Property and Assets and Properties owned or leased by the Company and the Intellectual Property listed on the Disclosure Schedule owned by or licensed to the Company constitute all of the property reasonably necessary for the conduct of the Company's business in the manner and to the extent presently conducted by the Company.

                  3.29 BANK ACCOUNTS. The Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

                  3.30 THIRD PARTY CONSENTS. No consent, approval or authorization of any third party on the part of any Stockholder is required in connection with the consummation of the transactions contemplated hereunder except for the Spousal Consents and the power and authorities given by the Recipients and except as otherwise provided in the Disclosure Schedule.



                  3.31 BROKERS. Neither the Stockholders nor the Company has retained any broker in connection with the transactions contemplated hereunder. NetSol has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Stockholders or the Company.

                  3.32 YEAR 2000 COMPLIANCE. For purposes of this Section: (i) "Year 2000 Processing" means processing by the Company Intellectual Property that manage and/or manipulate data involving dates, including single century formulas and multi-century formulas and dates on or after January 1, 2000; and
(ii) "properly perform the Year 2000 Processing" means that to the Knowledge of the Stockholders, the Company's Intellectual Property will not cause an abnormally ending dating scenario within the application or result in incorrect values generated involving such dates. The Stockholders warrant that (x) any version of Company's Intellectual Property being transferred to NetSol, other than over-the-counter "shrink wrap" software, shall properly perform Year 2000 Processing, and (y) to the Knowledge of the Stockholders and the Company, all other versions of Company's Intellectual Property provided by the Company shall properly perform Year 2000 Processing.

                  3.33 MATERIAL MISSTATEMENTS AND OMISSIONS. The statements, representations and warranties of the Stockholder contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate, report or exhibit furnished or to be furnished by or on behalf of the Company and the Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, taken together, to the Knowledge of the Stockholders, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.



                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF NETSOL

                  NetSol represents and warrants to the Stockholders and to Pegasus as of the Closing, except as set forth on the Disclosure Schedule furnished to Stockholder specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

                  4.1 ORGANIZATION OF NETSOL. NetSol is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. NetSol is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon NetSol. NetSol has full power and authority, and holds all authorizations necessary, to carry on the business in which it is engaged and to own and use the properties owned and used by it except where the failure to have such power and authority or to hold such license, permit or authorization would not have a Material Adverse Effect on NetSol.

                  4.2 AUTHORITY OF NETSOL. NetSol has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of NetSol are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by and constitutes a legal, valid and binding obligation of NetSol enforceable against NetSol in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                  4.3 NETSOL'S COMMON STOCK. The stock consideration issuable pursuant to the transactions contemplated in this Agreement, when and if issued, will be duly authorized, validly issued, fully paid and nonassessable.

                  4.4 NETSOL'S SEC FILINGS. NetSol has furnished or made available to the Stockholders copies of all reports or registration statements filed by it with the SEC under the Securities Act and the Exchange Act for all periods since January 1, 1999, all in the form so filed (all the foregoing being collectively referred to as the "NetSol's SEC Filings"). As of their respective filing dates, the NetSol's SEC Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Buyer's SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of NetSol, including the notes thereto, included in the NetSol SEC Filings comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and present fairly the financial position of NetSol at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

                  4.5 NETSOL eR, INC. NetSol has formed NetSol eR, Inc. and that NetSol eR is duly organized and existing and in good standing in the state of its incorporation. The NetSol Connect ISP transaction has been consumated and all the Company Stock has been contributed to NetSol eR without dilution of the 5 % NetSol eR consideration under Section 2.2.

Should NetSol Connect ISP or E-Haven transaction fail to be consumated prior to the issuance of the 5% shares of NetSol eR consideration, then within reasonable time NetSol and NetSol eR will make best efforts to seek similar business opportunities comparable to the above described transactions.

                  4.6 NETSOL'S RESPONSE TO STOCKHOLDER'S DUE DILIGENCE REQUEST. NetSol has provided the Stockholders with full, accurate and complete responses to its due diligence questionnaire as set out in Exhibit 4.6.




                                    ARTICLE V
                    ACTIONS BY THE PARTIES AFTER THE CLOSING

                  5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered by the parties to this Agreement pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder notwithstanding any investigation, analysis or evaluation by NetSol or its designees of the Assets and Properties, its business, operations or condition (financial or otherwise) of the Company or any other Person and thereafter the representations and warranties of the Stockholders and the Company shall continue to survive in full force and effect for a period of eighteen months (18) after the Closing Date.





                  5.2      INDEMNIFICATION.

                           (a) BY THE STOCKHOLDERS. The Stockholders shall
jointly and severally indemnify, defend and hold harmless NetSol, and its officers, directors, employees, agents, successors and assigns (collectively the "NetSol Group") from and against any and all costs, losses (including, without limitation, diminution in value), Liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, the Stockholders in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement and
(ii) Actions or Proceedings set forth in the Disclosure Schedule or in the other documents delivered in connection with the transactions contemplated in this Agreement.

                           (b) BY NETSOL. NetSol shall indemnify, reimburse,
defend and hold harmless the Stockholders from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by NetSol in or pursuant to this Agreement.

                           (c) DEFENSE OF CLAIMS. If any Action or Proceeding is
filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); PROVIDED, HOWEVER, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this SECTION 5.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
SECTION 5.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

                           Regardless of whether the indemnifying party or the
indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this SECTION 5.2.

                  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this SECTION 5.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Action or Proceeding under this SECTION 5.2 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

                           (d) OTHER CLAIMS. A claim for indemnification for any
matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                           (e) TAX INDEMNIFICATION.

                                    (i) Notwithstanding anything in this
Agreement to the contrary, each Stockholder shall individually indemnify, reimburse, defend and hold harmless all members of the NetSol Group for, from and against all Damages arising in respect of any "Pre-Closing Period" (as defined below), asserted against or incurred by members of the NetSol Group resulting from a breach of the representations or warranties set forth in
SECTION 3.24 herein, including without limitation the Disclosure Schedule referred to therein and relating to such Section ("Tax Losses").

                                    (ii) "Pre-Closing Period" means any taxable
period ending on or before the Closing Date, and the portion of any taxable period beginning on or before but ending after the Closing Date which portion begins on the first day of such a taxable period and ends on the Closing Date.

                                    (iii) Notwithstanding anything in this
Agreement to the contrary, NetSol shall have the right, for the period covered by SECTION 3.26 hereof, to control any audit or determination by any taxing authority, initiate any claim for refund or amended return, contest, defend against, resolve, and settle any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or otherwise resolve any issue pertaining to any Tax Losses. The Stockholders shall have the right to receive in a timely manner copies of all non-privileged correspondence, records and relevant documentation and to be timely informed of and to attend all meetings with third parties relating to any claimed Tax Losses.

                           (f) ENVIRONMENTAL INDEMNIFICATION.

                                    (i) Notwithstanding anything in this
Agreement to the contrary, each Stockholder severally shall indemnify, reimburse, defend and hold harmless the members of the NetSol Group for, from and against all "environmental losses"

                           (g) LIMITATION ON INDEMNIFICATION.

                                    (i) The Stockholders shall have no liability
to any member of the NetSol Group, and NetSol shall have no liability to the Stockholders, for amounts payable pursuant to their respective indemnification obligations in this SECTION 5.2 until (x) the Damage (including without limitation Tax Damages and Environmental Damages) incurred by the indemnified party in any one case exceeds Five Thousand US-Dollars ($5,000) (the "Individual Threshold Amount") and (y) the total of all such Damages (in each individual case equal to or in excess of the Individual Threshold Amount) incurred by the indemnified party exceed Fifty Thousand US-Dollars ($50,000) in the aggregate (the "Aggregate Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages including the Aggregate Threshold Amount, but excluding claims below the Individual Threshold Amount;

                                    (ii) In the event NetSol is held liable
under any provisions of this Agreement its liability shall be limited to the Indemnity Escrow Amount of NetSol in the Indemnity Escrow Account. In this case the Stockholders shall require the Indemnity Escrow Amount of NetSol in the Indemnity Escrow Account to be returned in the equal to the amount of the liability for the Damages. In the event the Stockholders, individually or jointly, are held liable under any provisions of this Agreement their liability shall be limited to the Indemnity Escrow Amount of Stockholders in the Indemnity Escrow Account. In this case NetSol shall require the

Indemnity Escrow Amount of Stockholders in the Indemnity Escrow Account to be returned in the equal to the amount of the liability for the Damages;

                                    (iii) The limitation on the Stockholders and
NetSol's indemnification obligation in this SECTION 5.2(g) shall not apply to any intentional breach by any Stockholder or the Company, or by NetSol, as the case may be, of any representation, warranty, covenant or agreement or obligation of such party; and

                           (h) INDEMNITY ESCROW ACCOUNT. In the event that
NetSol is entitled to indemnification under this SECTION 5.2, NetSol's only recourse for indemnification shall be the Indemnity Escrow Amount of Stockholders pursuant to the terms of this Agreement and the Indemnity Escrow Agreement. In the event that NetSol is not entitled to indemnification under this section 5.2 within a period of 18 months after the Closing Date pursuant to
Section 5.1 the Indemnity Escrow Amount of Stockholders has to be released from the Indemnity Escrow Account to the Stockholders. In the event that Stockholders are entitled to indemnification under this SECTION 5.2, Stockholders' only recourse for indemnification shall be the Indemnity Escrow Amount of NetSol pursuant to the terms of this Agreement and the Indemnity Escrow Agreement. In the event that Stockholders are not entitled to indemnification under this section 5.2 within a period of 18 months after the Closing Date pursuant to
Section 5.1 the Indemnity Escrow Amount of NetSol has to be released from the Indemnity Escrow Account to NetSol.

                  5.3 FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under this ARTICLE 5).

                  5.4 LOCK UP. The Stockholders each hereby agrees that he/she or it shall not , without the prior written consent of Purchaser, during the one hundred eighty (180) day period following the Closing Date ("Lock Up Period"),
(a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the NetSol Securities allocated to the Stockholders (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the NetSol Securities allocated to the Stockholders, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the NetSol Securities allocated to the Stockholders, in cash or otherwise.

                  5.5 RESTRICTIONS ON TRANSFERABILITY OF NETSOL SECURITIES. The NetSol Securities issuable under this Agreement shall bear the following legend restricting transfer, and such other legend as may be required by any applicable state securities law:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE RECORD HOLDER AND THE COMPANY UNDER THE STOCK PURCHASE AGREEMENT DATED MAY 2, 2000 PURSUANT TO THIS LOCK-UP AGREEMENT, THESE SECURITIES MAY NOT BE TRANSFERRED BY SUCH RECORD HOLDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY.

                  The NetSol Securities shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement. In the absence of an effective registration statement under the Securities Act, neither the NetSol Common Stock nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless NetSol shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to NetSol and accompanied by such supporting documents as NetSol may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition. NetSol shall be entitled to give stop transfer instructions to its transfer agent with respect to the NetSol Securities in order to enforce the foregoing restrictions. Notwithstanding the foregoing, NetSol agrees that it shall not require an opinion of counsel in connection with Rule 144 transactions except in unusual circumstances. NetSol shall be obligated to reissue promptly unlegended certificates at the request of a Stockholder thereof if such Stockholder shall have obtained an opinion of counsel reasonably acceptable to NetSol to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification or legend.

                                   ARTICLE VI
                                  MISCELLANEOUS

                  6.1 INVESTMENT REPRESENTATIONS. Each Stockholder is aware that the Buyer's Securities issued or issuable pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and agrees that the Buyer's Securities will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, which shall be accompanied by an opinion of counsel to such selling Stockholder satisfactory to NetSol and its counsel that registration of such securities is not required. Each Stockholder agrees not to transfer the NetSol's Securities in violation of the provisions of any applicable federal or state securities laws. In this connection, each Stockholder represents that he/she or it is familiar with Rule 144 and Rule 145 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Stockholder understands that the offering and sale of the NetSol Securities is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of

Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and NetSol may rely on such representations, warranties and agreements in connection therewith. Each Stockholder is acquiring the Buyer's Securities for his/her or its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Buyer's Securities except in compliance with the Securities Act. Each Stockholder represents that by reason of his/her or its business and financial experience, and the business and financial experience of those persons, if any, retained Stockholder to advise him/her or it with respect to his/her or its investment in the Buyer's Securities, such Stockholder together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of each of Stockholder are such that such Stockholder is in a financial position to hold the Buyer's Securities for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, his/her or its investment in the Buyer's Securities. Each Stockholder has carefully examined this Agreement and all exhibits and schedules thereto and NetSol's previous SEC Filings. Each Stockholder acknowledges that NetSol has made available to him/her or it all documents and information that such Stockholder has requested relating to NetSol and has provided answers to all of such Stockholder questions concerning NetSol and/or the NetSol Securities. In evaluating the suitability of the acquisition of the Buyer's Securities hereunder, each Stockholder has not relied upon any representations or other information (whether oral or written) other than as set forth in the Buyer's SEC filings or as contained herein.

                  6.2 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

                  IF TO STOCKHOLDERS, TO:

                           SuperNet AG
                           -------------------------------------------
                           Martin-Behaim-Str. 4
                                               -----------------------
                           63263 Neu-Isenburg, Germany
                                                      ----------------
                           Facsimile No: (06102) 772-580
                                                        --------------
                           Attention: Mr. Florian Zgunea
                           -------------------------------

                           Attention: Mr. Leonard Metsch
                           -------------------------------


                  WITH COPIES TO:

                           CMS Hasche Sigle Eschenlohr Peltzer
                           -----------------------------------
                           Friedrich-Ebert-Anlage 44
                           -----------------------------------
                           60325 Frankfurt am Main
                           -----------------------------------
                           Facsimile No.: (069) 71701-130
                           -----------------------------------
                           Attention: Thomas Link, Esq.
                           -----------------------------------

                  IF TO NETSOL, TO:

                           NetSol International, Inc.
                           --------------------------
                           5000 North Parkway Calabasas, Suite 202
                           ---------------------------------------
                           Calabasas, CA 91302
                           -------------------
                           Attention:  Najeeb Ghauri, President
                           ---------------------------------------
                           Facsimile No.: (818) 222-9197
                           -----------------------------

                  WITH COPIES TO:

                           Brobeck Phlegar Harrison
                           --------------------------------------------
                           12390 El Camino Real
                           --------------------
                           San Diego, CA 92130
                           -------------------
                           Facsimile No.:  (858) 720-2555
                           ------------------------------
                           Attention:  Martin Nichols, Esq.
                           --------------------------------

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this SECTION 6.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this SECTION 6.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this SECTION 6.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  6.3 ENTIRE AGREEMENT. This Agreement (and all Exhibits and Schedules attached hereto, all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

                  6.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

                  6.5 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  6.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under
ARTICLE 5.2 may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  6.7 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  6.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

                  6.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

                  6.10 ARBITRATION AND VENUE. Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be submitted to arbitration in New York, pursuant to the rules and procedures of the American Arbitration Association before a panel of three arbitrators. The ruling of the arbitrator shall be final, and judgment thereon may be entered in any court having jurisdiction. If any question is submitted to a court of law for resolution, then the Supreme Court in the state of New York or the United States District Court having jurisdiction in the state of New York shall be the exclusive court of competent jurisdiction for the resolution of such question. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise decided by the arbitrator. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each party shall be entitled to pre-hearing discovery as provided under New York Laws.

                  6.11 CONSENT TO JURISDICTION AND FORUM SELECTION. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the State of New York. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this SECTION 6.10. Each party hereby waives any right it may have to assert the doctrine of forum non convenience or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the state of New York shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this SECTION 6.10 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in SECTION 6.2 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

                  6.12 EXPENSE. Except as otherwise provided in this Agreement, the Stockholders and NetSol shall pay their own expenses and costs, relating to the preparation of this Agreement and to the consummation of the transactions contemplated hereby. The parties agree that all auditing costs of Stockholders related to the preparation of this Agreement shall be borne by the Company. Moreover, the Company shall bear an amount up to DM 50,000 (fifty thousand) of all other expenses and costs of Stockholders, relating to the preparation Agreement and to the consummation of the transactions contemplated hereby.



                  6.13 CONSTRUCTION. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

                  6.14 COUNTERPARTS This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  6.15 REPRESENTATION

                  Each party has been properly represented by respective counsel and acknowledges no conflicts exist.


                  6.16 PRESS RELEASES Pegasus and NetSol agree to review each others press releases or provide the same press release for publication. NetSol will release the news related to this transaction on May 3, 2000 at 7 a.m. New York Time and Pegasus will release the news related to this transaction on May 3, 2000 at 5 p.m. Central European Time.



                           [SIGNATURE PAGES TO FOLLOW]

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.




                                            Mr. Florian Zgunea


                                            /s/ Florian Zgunea
                                            ------------------------------------

                                            Mr. Leonard Metsch

                                            /s/ Leonard Mersch
                                            ------------------------------------







                                            Pegasus Beteiligungen AG a
                                            corporation formed under the laws of
                                            Germany (Pegasus Beteiligungen AG is
                                            a party to this Agreement only as to
                                            sections 2.2. c, 2.5. c (iii), 6.16
                                            and Article IV)

                                            By:/s/ Alexander Menche
                                            Name: Alexander Menche


                [Signature Page to the Stock Purchase Agreement]

                                            SUPERNET AG
                                            A CORPORATION FORMED UNDER THE LAWS
                                            OF GERMANY
                                            (SUPERNET AG IS A PARTY TO THIS
                                            AGREEMENT ONLY AS TO ARTICLE III AND
                                            SECTION 6.12)


                                            By:/s/Florian Zgunea
                                               ---------------------------------
                                            Name: Florian Zgunea

                                            Title:Chief Executive Officer
                                                  (Vorstand)


                                            NetSol International, Inc.,
                                            a Nevada corporation



                                            By:   /s/Naeem Ghauri
                                                  ------------------------------
                                            Name: Naeem Ghauri

                                            Title: Chief Operating Officer


                [Signature Page to the Stock Purchase Agreement]

                                            NetSol International, Inc.,
                                            a Nevada corporation



                                            By: /s/ Najeeb Ghauri

                                            Name: Najeeb Ghauri

                                            Title: President


                [Signature Page to the Stock Purchase Agreement]

                                   SCHEDULE A

                       STOCKHOLDERS SALE AND/ OR TRANSFER



------------------------------------------------- ----------------------------------------------


STOCKHOLDER                                       NUMBER OF SHARES IN SUPERNET AG
------------------------------------------------- ----------------------------------------------
------------------------------------------------- ----------------------------------------------
Florian Zgunea,                                                      110,000

Neu Isenburg
------------------------------------------------- ----------------------------------------------
------------------------------------------------- ----------------------------------------------
Leonard Metsch,                                                        9,900

Offenbach
------------------------------------------------- ----------------------------------------------
